Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2016

2016 Second Quarter Highlights and Comparison with First Quarter

  Net income of $22.0 million, or $0.10 per diluted share, compared to $23.3 million, or $0.11 per diluted share, for the first quarter of 2016. The financial results for the first quarter of 2016 included other-than-temporary impairment (“OTTI”) losses on debt securities of $6.7 million and a gain of $4.2 million on repurchase and cancellation of $10 million in trust preferred securities.
  On a non-GAAP basis, excluding the effect of OTTI losses and the gain on the repurchase and cancellation of trust preferred securities in the first quarter of 2016, the net income of $22.0 million for the second quarter of 2016 decreased $3.8 million compared to adjusted net income of $25.8 million for the first quarter of 2016.
  Net interest income decreased by $4.4 million to $120.2 million, compared to $124.6 million for the first quarter of 2016, primarily driven by reduced income on commercial and consumer loans and accelerated prepayments on U.S. agency mortgage-backed securities (“MBS”).
  Provision for loan and lease losses of $21.0 million remained relatively flat compared to $21.1 million for the first quarter of 2016.
  Non-interest income of $19.8 million compared to $18.5 million for the first quarter of 2016, an increase primarily driven by the $2.5 million net impact in the previous quarter of OTTI losses on debt securities and the gain on the repurchase and cancellation of trust preferred securities.
  Non-interest expenses decreased by $3.5 million to $89.5 million, compared to $93.0 million for the first quarter of 2016, primarily reflecting reductions in occupancy and equipment costs, employees’ compensation and benefits expenses and other operating expenses.
  Credit quality variances:
    Non-performing assets increased in the quarter by $19.0 million, to $756.2 million as of June 30, 2016, primarily attributable to the inflow to non-performing status of a $35.0 million commercial relationship, partially offset by reductions in non-performing residential mortgage loans and other real estate owned (“OREO”) balances.
    Non-performing loan inflows amounted to $78.0 million, a decrease of $99.3 million, compared to inflows of $177.3 million in the first quarter of 2016 that included the migration of the $128.6 million exposure to loans guaranteed by the Puerto Rico Tourism Development Fund (“TDF”).
    Early stage loan delinquencies decreased for the second consecutive quarter, down 13% from the first quarter.
    Net charge-off rate of 1.11% remained stable compared to 1.05% for the first quarter of 2016.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, decreased in the quarter by $37.4 million to $6.8 billion as of June 30, 2016, reflecting an increase of $11.2 million in the Puerto Rico region offset by reductions in both Florida and the Virgin Islands regions.
  Brokered CDs decreased in the quarter by $197.2 million to $1.8 billion as of June 30, 2016.
  Government deposits increased in the quarter by $24.8 million to $652.8 million as of June 30, 2016, an increase primarily reflected in the Puerto Rico region.
  Total loans decreased in the quarter by $99.2 million to $8.9 billion as of June 30, 2016, primarily reflecting lower commercial and consumer loan balances.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $712.8 million for the second quarter of 2016, compared to $645.4 million for the first quarter of 2016. The variance primarily reflects increases in commercial and residential mortgage loan originations.
  As of June 30, 2016, the Corporation had $336.5 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico government and instrumentalities, of which $197.8 million, or 59%, represented exposure to municipalities which are supported by assigned property tax revenues, compared to total exposure of $340.5 million as of March 31, 2016.
  The Corporation paid $31.2 million for all the accrued but deferred interest payments plus the interest for the second quarter on the Corporation’s subordinated debt associated with its trust preferred securities. As of June 30, 2016, the Corporation is current on all interest payments due related to its subordinated debt.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of Basel III rules of 20.72%, 17.12%, 17.12%, and 12.34%, respectively, as of June 30, 2016. Tangible common equity ratio of 13.65% as of June 30, 2016.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 26, 2016--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $22.0 million for the second quarter of 2016, or $0.10 per diluted share, compared to $23.3 million, or $0.11 per diluted share, for the first quarter of 2016 and a net loss of $34.1 million, or $0.16 per diluted share, for the second quarter of 2015.

The financial results included the following items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts:

  OTTI losses on debt securities, primarily Puerto Rico Government debt securities, of $6.7 million and $13.1 million in the first quarter of 2016 and the second quarter of 2015, respectively. No tax benefit was recognized for the OTTI charges.
  Gain of $4.2 million on the repurchase and cancellation of trust preferred securities in the first quarter of 2016. The gain, realized at the holding company level, has no effect on the income tax expense in 2016.
  Loss of $48.7 million ($29.7 million after-tax) on a bulk sale of assets in the second quarter of 2015, mostly comprised of non-performing and adversely classified commercial loans, including transaction expenses. A $19.0 million tax benefit related to this transaction was recorded in the second quarter of 2015.
  Costs of $2.6 million ($1.6 million after-tax) in the second quarter of 2015 related to the conversion of loan and deposit accounts acquired from Doral Bank to the FirstBank systems. A $1.0 million tax benefit associated with these costs was recorded in the second quarter of 2015.

The following table reconciles for the second and first quarters of 2016, and the second quarter of 2015, the reported net income to adjusted net income, a non-GAAP financial measure that excludes items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts:

	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2016	March 31, 2016	June 30, 2015

Net income (loss), as reported	$21,953	$23,344	$(34,074)
Adjustments:
Gain on early extinguishment of debt	-	(4,217)	-
Other-than-temporary impairment on debt securities	-	6,687	13,097
Loss on bulk sale of assets, including transaction expenses	-	-	48,667
Conversion costs of loans and deposits assumed
from Doral Bank	-	-	2,562
Income Tax impact of adjustments	-	-	(19,979)
Adjusted net income	$21,953	$25,814	$10,273

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We posted $22.0 million of net income, or $0.10 per diluted share, compared to $23.3 million in the first quarter. Our adjusted pre-tax pre-provision income was $50.5 million, down slightly from the first quarter. Our tangible book value increased $0.17 to $7.83 per share. The passing of the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) late in the second quarter by U.S. Congress is a positive step toward reducing the uncertainty that has clouded our market over a prolonged period. We are optimistic that PROMESA will provide a more stable and constructive framework for dealing with the Puerto Rico debt restructuring and economic challenges still ahead of us.

"The franchise continues to perform strong in spite of macro challenges, with improved loan origination and renewal volume in all loan categories and in all of our regions. Puerto Rico core deposits grew slightly by $11.2 million while overall core deposits remained relatively flat compared to the first quarter, we also reduced our reliance on brokered CDs by $197 million during the quarter. We continue to work hard, in light of tightened credit risk appetite, to sustain our loan portfolio, which closed the quarter at $8.9 billion. Ongoing focus on efficiency efforts has resulted in reduced expenses this quarter, down $3.5 million and below $90 million for the first time since 2012, compensating for the top line revenue reduction. We experienced a $19 million increase in non-performing assets due to a large commercial relationship in Puerto Rico that was moved to nonaccrual status. Despite this migration, early stage delinquencies were down 13% and adversely classified assets declined this quarter. Our team remains focused on sustaining our balance sheet and driving bottom line results as we continue navigating a challenging economic environment.”

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted non-interest income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of OTTI charges in debt securities in the first quarter of 2016 and second quarter of 2015, the gain on the repurchase and cancellation of $10 million of trust preferred securities in the first quarter of 2016, the loss on the bulk sale of assets in the second quarter of 2015, and conversion costs in the second quarter of 2015 associated with loans and deposits acquired from Doral Bank, and should be read in conjunction with the discussion below in “Basis of Presentation – Use of Non-GAAP Financial Measures” and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME

Income before income taxes for the second quarter of 2016 amounted to $29.5 million compared to $29.1 million for the first quarter of 2016. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the second quarter of 2016 amounted to $50.5 million, down $2.1 million from the first quarter of 2016:

(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

Income (loss) before income taxes	$29,476	$29,067	$18,722	$19,234	$(43,918)
Add: Provision for loan and lease losses	20,986	21,053	33,633	31,176	74,266
Add: Net loss on investments and impairments	-	6,679	3,033	231	13,097
Add/Less: Unrealized loss (gain) on derivative
instruments	2	4	5	(144)	-
Less: Gain on early extinguishment of debt	-	(4,217)	-	-	-
Less: Gain on sale of merchant contracts	-	-	(7,000)	-	-
Add: Non-recurring expenses for acquisition of
loans/assumption of deposits from Doral Bank	-	-	-	-	2,562
Add: Loss on a commercial mortgage loan held
for sale and certain other real estate owned
(OREO) properties included in a bulk sale of
assets	-	-	-	-	802
Add: Voluntary early retirement program expenses	-	-	2,238	-	-
Add: Bulk sale of assets related expenses	-	-	-	-	918
Adjusted pre-tax, pre-provision income (1)	$50,464	$52,586	$50,631	$50,497	$47,727

Change from most recent prior quarter-amount	$(2,122)	$1,955	$134	$2,770	$(7,718)
Change from most recent prior quarter-percentage	-4.0%	3.9%	0.3%	5.8%	-13.9%

(1) See "Basis of Presentation" for definition.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts (for additional information about this non-GAAP financial measure, see Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Net Interest Income
Interest income - GAAP	$146,934	$150,831	$151,640	$149,812	$151,632
Unrealized loss (gain) on
derivative instruments	2	4	5	(144)	-
Interest income excluding valuations	146,936	150,835	151,645	149,668	151,632
Tax-equivalent adjustment	3,502	4,791	4,915	4,362	4,613
Interest income on a tax-equivalent
basis excluding valuations	$150,438	$155,626	$156,560	$154,030	$156,245

Interest expense - GAAP	26,706	26,183	26,427	24,883	25,155

Net interest income - GAAP	$120,228	$124,648	$125,213	$124,929	$126,477

Net interest income excluding valuations	$120,230	$124,652	$125,218	$124,785	$126,477

Net interest income on a tax-equivalent basis excluding valuations	$123,732	$129,443	$130,133	$129,147	$131,090

Average Balances
Loans and leases	$8,883,922	$9,009,400	$9,093,238	$9,097,440	$9,245,272
Total securities, other short-term investments and interest-bearing cash balances	3,170,068	2,973,102	3,109,055	2,728,941	2,905,611
Average interest-earning assets	$12,053,990	$11,982,502	$12,202,293	$11,826,381	$12,150,883

Average interest-bearing liabilities	$9,408,464	$9,396,257	$9,663,626	$9,414,184	$9,768,667

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.90%	5.06%	4.93%	5.03%	5.01%
Average rate on interest-bearing liabilities - GAAP	1.14%	1.12%	1.08%	1.05%	1.03%
Net interest spread - GAAP	3.76%	3.94%	3.85%	3.98%	3.98%
Net interest margin - GAAP	4.01%	4.18%	4.07%	4.19%	4.18%

Average yield on interest-earning assets excluding valuations	4.90%	5.06%	4.93%	5.02%	5.01%
Average rate on interest-bearing liabilities excluding valuations	1.14%	1.12%	1.08%	1.05%	1.03%
Net interest spread excluding valuations	3.76%	3.94%	3.85%	3.97%	3.98%
Net interest margin excluding valuations	4.01%	4.18%	4.07%	4.19%	4.18%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.02%	5.22%	5.09%	5.17%	5.16%
Average rate on interest-bearing liabilities excluding valuations	1.14%	1.12%	1.08%	1.05%	1.03%
Net interest spread on a tax-equivalent basis and excluding valuations	3.88%	4.10%	4.01%	4.12%	4.13%
Net interest margin on a tax-equivalent basis and excluding valuations	4.13%	4.34%	4.23%	4.33%	4.33%

Net interest income for the second quarter of 2016 amounted to $120.2 million, a decrease of $4.4 million when compared to net interest income of $124.6 million for the first quarter of 2016. The decrease in net interest income was mainly due to:

  A $3.0 million decrease in interest income on loans driven by:
    A $1.9 million decrease in interest income on commercial and construction loans mainly due to a decline of $71.4 million in the average balance of these portfolios that resulted in a decrease of approximately $0.7 million in interest income, lower repayments that resulted in a $0.7 million decrease in prepayment penalties and deferred fees amortization, and the adverse variance of large commercial relationships moved to non-performing status over the last two quarters.
    A $0.9 million decrease in interest income on consumer loans mainly attributable to a $40.3 million reduction in the average balance, primarily auto loans.
    A $0.2 million decrease in interest income on residential mortgage loans primarily attributable to a $13.8 million decrease in the average volume of loans.
  A $1.1 million decrease in interest income on investment securities mainly due to accelerated prepayments on U.S. agency MBS that resulted in a $1.4 million increase in the premium amortization expense, partially offset by discount accretions of approximately $0.5 million related to $61.3 million of U.S. agencies debt securities called prior to maturity. The yield on the benchmark 10-year U.S. Treasury note fell as low as 1.44% in the second quarter of 2016 compared to the lowest observed yield in the first quarter of 1.66%
  A $0.3 million decrease in net interest income as a result of $200 million in reverse repurchase agreements that were called in April 2016, prior to maturity. The cash proceeds from the prepayment were deposited in the Federal Reserve Bank and were reinvested in lower rate reverse repurchase agreements at the end of May. These agreements are offset in the statement of financial condition against the balance of repurchase agreements.

Net interest margin was 4.01%, down 17 basis points from first quarter of 2016. The decline was primarily driven by higher levels of liquidity maintained during the second quarter of 2016, derived from loan repayments and the timing difference between the early repayment of $200 million of reverse repurchase agreements and its reinvestment, the reduced income on investment securities, the decrease in commercial loan fees, and the adverse impact of large commercial relationships moved to non-performing status over the last two quarters.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the second quarter of 2016 was $21.0 million compared to $21.1 million for the first quarter of 2016, a decrease of $0.1 million driven by the following variances:

  A $4.0 million decrease in the provision for commercial and construction loans mainly due to the upgrade in classification of certain loans as result of an improved financial condition of the borrowers, lower net charge-offs, and the overall decrease in the size of these portfolios, including the effect of financing arrangements with Puerto Rico municipalities issued in bond form, previously classified as loans, that are now accounted as held-to-maturity investment securities. See Statement of Financial Condition – Exposure to Puerto Rico Government below for additional information about this revision.
  A $1.3 million decrease in the provision for consumer loans driven by improvements in historical charge-off trends on auto loans and the decrease in size of this portfolio.

Partially offset by:

  A $5.2 million increase in the provision for residential mortgage loans primarily reflecting revisions to the quarterly home price index for Puerto Rico published by the Federal Housing Finance Agency used as the basis for the estimated value of the underlying collateral of the portfolio for purposes of determining the general reserve and higher net charge-offs resulting from updated appraisals for loans evaluated for impairment based on delinquency and loan-to-value levels. In addition, charges to the provision for purchased-credit impaired loans increased by $1.7 million.

See Credit Quality below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2016	2016	2015	2015	2015

Service charges on deposit accounts	$5,618	$5,800	$5,474	$5,082	$5,219
Mortgage banking activities	4,893	4,753	4,566	4,270	4,763
Net loss on investments and impairments	-	(6,679)	(3,033)	(231)	(13,097)
Gain on early extinguishment of debt	-	4,217	-	-	-
Gain on sale of merchant contracts	-	-	7,000	-	-
Bargain purchase gain	-	-	-	-	-
Other operating income	9,267	10,378	9,161	9,637	9,785
Non-interest income	$19,778	$18,469	$23,168	$18,758	$6,670

Non-interest income for the second quarter of 2016 amounted to $19.8 million, compared to $18.5 million for the first quarter of 2016, an increase primarily related to the $2.5 million net impact in the previous quarter of OTTI charges on debt securities of $6.7 million and the $4.2 million gain on the repurchase and cancellation of trust preferred securities.

On a non-GAAP basis, excluding the effect of OTTI losses and the gain on the repurchase and cancellation of trust preferred securities, the non-interest income of $19.8 million for the second quarter of 2016 decreased $1.2 million compared to adjusted non-interest income of $21.0 million for the first quarter of 2016. The $1.2 million decrease in adjusted non-interest income was primarily due to:

  A $1.7 million decrease in insurance commissions’ income, included as part of “Other operating income” in the table above, primarily reflecting seasonal contingent commissions received in the first quarter by the insurance agency based on the prior year’s production of insurance policies.

Partially offset by:

  A $0.6 million net gain on the sale of fixed assets, included as part of “Other operating income” in the table above, primarily related to a real estate property sold in the Virgin Islands.

NON-INTEREST EXPENSES

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2016	2016	2015	2015	2015

Employees' compensation and benefits	$37,401	$38,435	$39,176	$37,284	$37,841
Occupancy and equipment	13,043	14,183	14,639	15,248	15,059
Deposit insurance premium	5,742	6,060	7,484	5,300	5,405
Other insurance and supervisory fees	1,324	1,283	1,291	1,290	1,391
Taxes, other than income taxes	3,756	3,792	3,472	3,065	3,131
Professional fees:
Collections, appraisals and other credit related fees	2,898	2,381	3,340	2,269	3,777
Outsourcing technology services	4,937	4,768	4,505	4,549	4,789
Other professional fees	3,492	3,627	2,855	3,891	7,539
Credit and debit card processing expenses	3,274	3,282	3,992	4,283	3,945
Business promotion	4,048	4,003	4,335	4,097	3,660
Communications	1,725	1,808	1,884	2,189	2,045
Net loss on OREO operations	3,325	3,206	3,941	4,345	4,624
Loss on sale of certain OREOs included in the bulk sale	-	-	-	-	250
Bulk sale of assets related expenses	-	-	-	-	918
Acquisitions of loans/assumption of deposits
from Doral Bank non-recurring expenses	-	-	-	-	2,562
Other	4,579	6,169	5,112	5,467	5,863
Total	$89,544	$92,997	$96,026	$93,277	$102,799

Non-interest expenses in the second quarter of 2016 amounted to $89.5 million, a decrease of $3.5 million from $93.0 million for the first quarter of 2016. The main drivers of the decrease were:

  A $1.1 million decrease in occupancy and equipment costs, including reductions in repairs, electricity, rental and depreciation expenses.
  A $1.0 million decrease in employees’ compensation and benefits expense reflecting a decrease of approximately $1.0 million in payroll taxes and bonus accruals, which were seasonally elevated in the first quarter, and a $0.9 million decrease in incentive-based compensation based on lower production levels. These reductions were partially offset by salary merit increases that became effective early in the second quarter that resulted in an increase of approximately $0.6 million (including $0.1 million of lump-sum payments), a $0.2 million increase in stock-based compensation, and, to a lesser extent, a higher headcount in the Florida region.
  A $1.6 million decrease in “Other” expenses in the table above, primarily reflecting a $0.5 million decrease in write-downs to the value of repossessed boats and the impact in the previous quarter of a $0.9 million charge to the provision for unfunded loan commitments related to a floor plan revolving line of credit.

Partially offset by:

  A $0.6 million increase in total professional service fees, including a $0.5 million increase in expenses related to troubled loans resolution and collection efforts and mortgage appraisals.

INCOME TAXES

The Corporation recorded an income tax expense for the second quarter of 2016 of $7.5 million compared to $5.7 million for the first quarter of 2016. As of June 30, 2016, the Corporation had a net deferred tax asset of $299.3 million (net of a valuation allowance of $198.2 million, including a valuation allowance of $173.1 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Non-performing loans held for investment:
Residential mortgage	$164,399	$172,890	$169,001	$174,555	$175,035
Commercial mortgage	200,376	182,763	51,333	68,979	95,088
Commercial and Industrial	154,405	137,896	137,051	141,855	143,935
Construction (1)	52,549	54,036	54,636	55,971	16,118
Consumer and Finance leases	26,465	27,351	30,752	31,275	33,397
Total non-performing loans held for investment	598,194	574,936	442,773	472,635	463,573

OREO	139,159	142,888	146,801	124,442	122,129
Other repossessed property	10,790	11,339	12,223	12,083	10,706
Total non-performing assets, excluding loans held for sale	$748,143	$729,163	$601,797	$609,160	$596,408

Non-performing loans held for sale (1)	8,079	8,079	8,135	8,027	48,032
Total non-performing assets, including loans held for sale (2)	$756,222	$737,242	$609,932	$617,187	$644,440

Past-due loans 90 days and still accruing (3)	$143,811	$184,890	$163,197	$188,348	$196,547
Non-performing loans held for investment to total loans held for investment	6.74%	6.41%	4.86%	5.17%	5.12%
Non-performing loans to total loans	6.81%	6.47%	4.93%	5.24%	5.60%
Non-performing assets, excluding non-
performing loans held for sale, to total
assets, excluding non-performing loans
held for sale	5.98%	5.74%	4.79%	4.75%	4.76%
Non-performing assets to total assets	6.05%	5.80%	4.85%	4.81%	5.12%

(1)	During the third quarter of 2015, upon the signing of a new agreement with a borrower, the Corporation changed its intent to sell a $40.0 million construction loan in the Virgin Islands. Accordingly, the loan was transferred back from held for sale to held for investment and continues to be classified as a Troubled
Debt Restructuring ("TDR") and a non-performing loan.
(2)	Purchased credit impaired ("PCI") loans of $169.7 million accounted for under ASC 310-30 as of June 30,
2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral
Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
(3)	Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2016 of approximately $26.5 million, primarily related to the loans acquired from
Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets increased by $19.0 million to $756.2 million as of June 30, 2016, compared to $737.2 million as of March 31, 2016. Total non-performing loans, including non-performing loans held for sale, increased by $23.3 million from $583.0 million as of the end of the first quarter of 2016 to $606.3 million as of June 30, 2016. The increase in non-performing assets was primarily attributable to the inflow to non-performing status of a $35.0 million commercial relationship in the Puerto Rico region, consisting of a $14.3 million commercial and industrial loan and a $20.7 million commercial mortgage loan. The increase in the non-performing commercial portfolios was partially offset by an $8.5 million decrease in non-performing residential mortgage loans, primarily in the Puerto Rico region.
  Inflows to non-performing loans held for investment were $78.0 million, a decrease of $99.3 million, compared to inflows of $177.3 million in the first quarter of 2016 that included the $128.6 million exposure to loans guaranteed by the TDF. Excluding the aforementioned $128.6 million exposure to commercial loans guaranteed by the TDF, total inflows in the second quarter were $29.3 million higher than the first quarter of 2016 driven by the aforementioned $35.0 million commercial relationship partially offset by lower inflows in the residential mortgage loan portfolio.
  Adversely classified commercial and construction loans held for investment decreased by $2.4 million to $566.8 million as of June 30, 2016.
  The OREO balance decreased by $3.7 million, driven by adjustments to the OREO value of $5.6 million and sales of $11.0 million, partially offset by additions of $12.9 million in the second quarter of 2016.
  Total troubled debt restructuring (“TDR”) loans held for investment were $671.1 million as of June 30, 2016, up $12.0 million from March 31, 2016. Approximately $421.0 million of total TDR loans held for investment were in accrual status as of June 30, 2016.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

Allowance for loan and lease losses, beginning of period	$238,125	$240,710	$228,966	$221,518	$226,064
Provision for loan and lease losses	20,986	21,053	33,633	31,176	74,266	(1)
Net (charge-offs) recoveries of loans:
Residential mortgage	(10,691)	(6,960)	(4,877)	(4,880)	(3,257)
Commercial mortgage	(1,404)	(529)	(1,967)	(3,657)	(40,213)	(2)
Commercial and Industrial	(1,238)	(3,479)	(2,824)	(940)	(21,869)	(3)
Construction	(369)	(74)	(4)	73	(2,083)	(4)
Consumer and finance leases	(10,955)	(12,596)	(12,217)	(14,324)	(11,390)
Net charge-offs	(24,657)	(23,638)	(21,889)	(23,728)	(78,812)	(5)
Allowance for loan and lease losses, end of period	$234,454	$238,125	$240,710	$228,966	$221,518

Allowance for loan and lease losses to
period end total loans held for
investment	2.64%	2.65%	2.64%	2.50%	2.45%
Net charge-offs (annualized) to average
loans outstanding during the period	1.11%	1.05%	0.96%	1.04%	3.41%
Net charge-offs (annualized), excluding
charge-offs of $61.4 million related to
a bulk sale of assets in the second
quarter of 2015, to average loans
outstanding during the period	1.11%	1.05%	0.96%	1.04%	0.76%
Provision for loan and lease losses to
net charge-offs during the period	0.85x	0.89x	1.54x	1.31x	0.94x
Provision for loan and lease losses to
net charge-offs during the period,
excluding impact of a bulk sale of
assets in the second quarter of 2015	0.85x	0.89x	1.54x	1.31x	1.57x

(1) Includes provision of $46.9 million associated with a bulk sale of assets.
(2) Includes net charge-offs totaling $37.6 million associated with a bulk sale of assets.
(3) Includes net charge-offs totaling $20.6 million associated with a bulk sale of assets.
(4) Includes net charge-offs totaling $3.3 million associated with a bulk sale of assets.
(5) Includes net charge-offs totaling $61.4 million associated with a bulk sale of assets.

  The ratio of the allowance for loan and lease losses to total loans held for investment remained relatively flat at 2.64% as of June 30, 2016 compared to 2.65% as of March 31, 2016. The ratio of the total allowance to non-performing loans held for investment was 39.19% as of June 30, 2016 compared to 41.42% as of March 31, 2016 reflecting the migration to non-performing of the aforementioned $35.0 million commercial relationship.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2016 and March 31, 2016 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of June 30, 2016
Impaired loans:
Principal balance of loans, net of charge-offs	$452,280	$457,932	$45,438	$955,650
Allowance for loan and lease losses	11,972	68,935	5,465	86,372
Allowance for loan and lease losses to principal balance	2.65%	15.05%	12.03%	9.04%

PCI loans:
Carrying value of PCI loans	166,556	3,134	-	169,690
Allowance for PCI loans	6,638	219	-	6,857
Allowance for PCI loans to carrying value	3.99%	6.99%	-	4.04%

Loans with general allowance:
Principal balance of loans	2,705,008	3,333,639	1,706,760	7,745,407
Allowance for loan and lease losses	20,345	73,181	47,699	141,225
Allowance for loan and lease losses to principal balance	0.75%	2.20%	2.79%	1.82%

Total loans held for investment:
Principal balance of loans	$3,323,844	$3,794,705	$1,752,198	$8,870,747
Allowance for loan and lease losses	38,955	142,335	53,164	234,454
Allowance for loan and lease losses to principal balance	1.17%	3.75%	3.03%	2.64%

As of March 31, 2016

Impaired loans:
Principal balance of loans, net of charge-offs	$461,606	$412,349	$43,636	$917,591
Allowance for loan and lease losses	16,150	55,958	9,387	81,495
Allowance for loan and lease losses to principal balance	3.50%	13.57%	21.51%	8.88%

PCI loans:
Carrying value of PCI loans	169,190	3,142	-	172,332
Allowance for PCI loans	4,423	145	-	4,568
Allowance for PCI loans to carrying value	2.61%	4.61%	-	2.65%

Loans with general allowance:
Principal balance of loans	2,700,149	3,437,203	1,742,725	7,880,077
Allowance for loan and lease losses	17,975	86,752	47,335	152,062
Allowance for loan and lease losses to principal balance	0.67%	2.52%	2.72%	1.93%

Total loans held for investment:
Principal balance of loans	$3,330,945	$3,852,694	$1,786,361	$8,970,000
Allowance for loan and lease losses	38,548	142,855	56,722	238,125
Allowance for loan and lease losses to principal balance	1.16%	3.71%	3.18%	2.65%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

Residential mortgage	1.29%	0.84%	0.59%	0.59%	0.39%

Commercial mortgage	0.37%	0.14%	0.51%	0.95%	10.01%	(1)

Commercial and Industrial	0.23%	0.64%	0.51%	0.17%	3.92%	(2)

Construction	1.02%	0.18%	0.01%	-0.17%	4.90%	(3)

Consumer and finance leases	2.48%	2.79%	2.65%	3.05%	2.38%

Total loans	1.11%	1.05%	0.96%	1.04%	3.41%	(4)

(1) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.68%.
(2) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.23%.
(3) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (2.94)%.
(4) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.76%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the second quarter of 2016 were $24.7 million, or an annualized 1.11% of average loans, compared to $23.6 million, or an annualized 1.05% of average loans, in the first quarter of 2016. The increase of $1.1 million was mainly related to:

  A $3.7 million increase in residential mortgage loan net charge-offs, primarily resulting from updated appraisals for loans evaluated for impairment based on delinquency and loan-to-value levels.

Partially offset by:

  A $1.6 million decrease in consumer loan net charge-offs, primarily related to auto and credit cards.
  A $1.1 million decrease in commercial and construction loan net charge-offs, reflecting a decrease of $2.2 million in the commercial and industrial net charge-offs, partially offset by a $0.9 million increase in commercial mortgage net charge-offs.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.5 billion as of June 30, 2016, down $205.7 million from March 31, 2016.

The decrease was mainly due to:

  A $198.9 million decrease in cash and cash equivalents primarily related to liquidity used to redeem maturing brokered CDs and to purchase investment securities, as further explained below.
  A $99.2 million decrease in total loans primarily reflecting a $58.0 million decrease in commercial and construction loans and a $34.2 million decrease in consumer loans. The decrease in commercial loans includes reductions of $49.3 million, $7.0 million and $1.7 million in the Puerto Rico, Virgin Islands and Florida regions, respectively. The largest individual commercial loan repayments in the quarter were in the Florida region, including $51.0 million associated with four commercial relationships, partially offset by new loan originations in the second quarter.

Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $712.8 million, compared to $645.4 million in the first quarter of 2016. These figures exclude the credit card utilization activity. Commercial and construction loan originations increased by $39.7 million to $388.0 million in the second quarter of 2016 from $348.3 million in the first quarter of 2016. Residential mortgage loan origination and purchases increased by $28.6 million to $192.8 million in the second quarter of 2016 compared to $164.2 million in the first quarter of 2016.

Partially offset by:

  A $98.9 million increase in investment securities driven by:
    Purchases of approximately $207.5 million of debt securities issued by U.S. agencies with an aggregate average yield of 1.13%, including: (i) $115.8 million of U.S. agencies callable debentures, (ii) $19.9 million of U.S. agencies commercial mortgage-backed securities, (iii) $31.9 million of SBA Guarantee Pool certificates, and (iv) $39.9 million of collateralized mortgage obligations issued by GNMA.
    A $13.9 million increase in the fair value of investment securities available for sale.

Partially offset by:

  U.S. agencies debt securities called prior to its scheduled maturity amounting to $61.3 million.
  U.S. agencies MBS prepayments of approximately $58.1 million.

Total liabilities were approximately $10.7 billion as of June 30, 2016, down $243.0 million from March 31, 2016.

The decrease was mainly due to:

  A $197.2 million decrease in brokered CDs. The Corporation redeemed in the second quarter approximately $280.0 million of maturing brokered CDs with an all-in cost of 0.97%, partially offset by issuances of approximately $82.2 million with an all-in cost of 1.01%.
  A $37.4 million decrease in deposits, excluding government deposits and brokered CDs, including reductions of $29.4 million and $19.2 million in the regions of Virgin Islands and Florida, respectively, partially offset by an $11.2 million increase in the Puerto Rico region.
  A $33.2 million decrease in accounts payable and other liabilities primarily reflecting the payment of interest on trust preferred securities amounting to $31.2 million that represents the aggregate amount of quarterly payments deferred and accrued since March 2012 through March 31, 2016 plus the interest for the second quarter of 2016.

Partially offset by:

  A $24.8 million increase in government deposits, including an increase of $40.9 million in Puerto Rico, partially offset by a $16.1 million decrease in the Virgin Islands.

Total stockholders’ equity amounted to $1.8 billion as of June 30, 2016, an increase of $37.3 million from March 31, 2016, mainly driven by:

  An increase of $13.9 million in the fair value of available-for-sale securities recorded as part of other comprehensive income primarily reflecting an $11.3 million increase in the fair value of U.S. agency MBS and debt securities and a $2.1 million increase in the fair value of Puerto Rico government obligations.
  The net income of $22.0 million reported in the second quarter.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of June 30, 2016 were 17.12%, 17.12%, 20.72% and 12.34%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.60%, 16.60%, 20.17%, and 12.20%, respectively, as of the end of the first quarter of 2016.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of June 30, 2016 of our banking subsidiary, FirstBank Puerto Rico, were 16.32%, 18.91%, 20.19%, and 13.65%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.15%, 18.70%, 19.97% and 13.75%, respectively, as of the end of the first quarter of 2016. The increase in the capital ratios of the bank subsidiary reflects the effect of a lower level of risk-weighted assets, driven by reductions in commercial and consumer loans, and earnings generated in the second quarter, partially offset by a dividend payment of $31.2 million made to the holding company for the aforementioned payment of interest on trust preferred securities.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 13.65% as of June 30, 2016 from 13.13% as of March 31, 2016.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Tangible Equity:
Total equity - GAAP	$1,786,453	$1,749,167	$1,694,134	$1,700,950	$1,668,220
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(11,925)	(12,622)	(13,319)	(14,087)	(14,854)
Core deposit intangible	(8,182)	(8,674)	(9,166)	(9,725)	(10,283)
Insurance customer relationship intangible	(1,003)	(1,042)	-	-	-

Tangible common equity	$1,701,141	$1,662,627	$1,607,447	$1,612,936	$1,578,881

Tangible Assets:
Total assets - GAAP	$12,508,702	$12,714,370	$12,573,019	$12,820,989	$12,578,813
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(11,925)	(12,622)	(13,319)	(14,087)	(14,854)
Core deposit intangible	(8,182)	(8,674)	(9,166)	(9,725)	(10,283)
Insurance customer relationship intangible	(1,003)	(1,042)	-	-	-

Tangible assets	$12,459,494	$12,663,934	$12,522,436	$12,769,079	$12,525,578

Common shares outstanding	217,129	217,012	215,089	214,982	214,694

Tangible common equity ratio	13.65%	13.13%	12.84%	12.63%	12.61%
Tangible book value per common share	$7.83	$7.66	$7.47	$7.50	$7.35

Exposure to Puerto Rico Government

As of June 30, 2016, the Corporation had $336.5 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $340.5 million as of March 31, 2016. Approximately $197.8 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico which are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $9.7 million consisted of loans to units of the central government, and approximately $92.3 million ($85.6 million book value) consisted of loans to public corporations, including the direct exposure to the Puerto Rico Electric Power Authority (“PREPA”) with a book value of $68.3 million as of June 30, 2016. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government with an amortized cost of $43.4 million as part of its available-for-sale investment securities portfolio, net of $22.2 million in cumulative other-than-temporary credit impairment charges, and recorded on its books at a fair value of $28.5 million as of June 30, 2016 (fair value of $26.4 million as of March 31, 2016).

In addition, the Corporation had financings to the hotel industry in Puerto Rico guaranteed by the TDF with a book value of $127.3 million as of June 30, 2016, down $1.2 million, compared to $128.6 million as of March 31, 2016. As previously reported the Corporation’s exposure to commercial loans guaranteed by the TDF was placed in non-accrual status in the first quarter of 2016 and interest payments collected are now applied against principal. Approximately $1.0 million of interest payments received on loan guaranteed by the TDF since late March 2016 have been applied against principal. As of June 30, 2016, the total reserve coverage ratio related to commercial loans extended to or guaranteed by the Puerto Rico Government (excluding municipalities) was 19.5%.

The exposure to municipalities in Puerto Rico includes $161.3 million of financing arrangements with Puerto Rico municipalities issued in bond form, but underwritten as loans with features that are typically found in commercial loans. The Puerto Rico Municipal Finance Act (the “Act”) requires that with respect to financing arrangements obtained by the municipalities with maturities greater than 8 years be designated as “special obligation bonds” subject to specific provisions under the Act. The Corporation has reviewed its historical accounting treatment for the financing transactions as loans as a result of the recent determination of the Federal Reserve Board that the transactions must be treated for regulatory reporting purposes as investment securities. The Corporation has concluded that the impact of accounting for the transactions as investment securities rather than loans is not material to the financial statements of any of the affected periods and, accordingly, these financing arrangements are now accounted for as held-to-maturity investment securities and not as loans. For purposes of comparability, prior period amounts have been revised to conform to the 2016 presentation. This revision had no impact on previously reported results of operations, financial condition, or cash flows.

As of June 30, 2016, the Corporation had $457.4 million of public sector deposits in Puerto Rico, compared to $416.5 million as of March 31, 2016. Approximately 39% is from municipalities and municipal agencies in Puerto Rico and 61% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, July 26, 2016, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until July 26, 2017. A telephone replay will be available one hour after the end of the conference call through August 26, 2016 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10090079.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of the recent payment defaults on the Puerto Rico government general obligations, bonds of the Government Development Bank for Puerto Rico and certain bonds of government public corporations, recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; uncertainties as to the ultimate outcomes of actions resulting from the enactment by the U.S. government of the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) to address Puerto Rico’s financial problems; uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the New York Fed and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt and incurring, increasing or guaranteeing debt or repurchasing any capital securities; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s need to receive approval from the New York Fed and the Federal Reserve Board to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill, or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s business, business practices and results of operations of a potential higher interest rate environment; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosures of these financial measures may be useful also to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, as well as certain items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis, in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of the OTTI charges on debt securities, the gain on the repurchase and cancellation of trust preferred securities, the loss on the bulk sale of assets, and conversion costs related to assets acquired and deposits assumed from Doral Bank.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of adjustments to non-interest income and net income to exclude items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts. During the first and second quarters of 2016 and 2015, the following items were excluded for one of those reasons:

  Adjusted non-interest income excludes OTTI charges on debt securities of $6.7 million, and $13.1 million recorded in the first quarter of 2016 and the second quarter of 2015, respectively, and the $4.2 million gain on the repurchase and cancellation of trust preferred securities recorded in the first quarter of 2016.
  Adjusted net income excludes the effect of all the items mentioned in the above caption for the first quarter of 2016 and second quarter of 2015 and also excludes for the second quarter of 2015 the $48.7 million loss on the bulk sale of assets, including transaction costs, and $2.6 million in conversion costs associated with the Doral Bank transaction incurred in the second quarter of 2015. The income tax benefit of $19.0 million related to the bulk sale on assets and the tax benefit of $1.0 million related to the conversion costs associated with the Doral transaction were also excluded for the computation of adjusted net income for the second quarter of 2015. No tax benefit or expense was recognized for OTTI charges on debt securities and the gain on the repurchase and cancellation of trust preferred securities.

Management believes that adjusted non-interest income and adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)
2016 Second Quarter	As Reported (GAAP)	OTTI on Debt Securities	Gain on Repurchase and Cancellation of Trust Preferred Securities	Adjusted (Non-GAAP)

Non-interest income	$19,778	$-	$-	$19,778

Net income	$21,953	$-	$-	$21,953

(Dollars in thousands)
2016 First Quarter	As Reported (GAAP)	OTTI on Debt Securities	Gain on Repurchase and Cancellation of Trust Preferred Securities	Adjusted (Non-GAAP)

Non-interest income	$18,469	$6,687	$(4,217)	$20,939

Net income	$23,344	$6,687	$(4,217)	$25,814

(Dollars in thousands)
2015 Second Quarter	As Reported (GAAP)	OTTI on Debt Securities	Bulk Sale Transaction Impact	Conversion Costs	Tax effect	Adjusted (Non-GAAP)

Net (loss) income	$(34,074)	$13,097	$48,667	$2,562	$(19,979)	$10,273

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2016	2016	2015
ASSETS

Cash and due from banks	$617,827	$813,732	$532,985

Money market investments:
Time deposits with other financial institutions	2,800	3,000	3,000
Other short-term investments	207,287	210,093	216,473
Total money market investments	210,087	213,093	219,473

Investment securities available for sale, at fair value	2,003,049	1,904,255	1,886,395

Investment securities held to maturity, at amortized cost	161,342	161,342	161,483

Other equity securities	32,379	32,310	32,169

Total investment securities	2,196,770	2,097,907	2,080,047

Loans, net of allowance for loan and lease losses of $234,454
(March 31, 2016 - $238,125; December 31, 2015 - $240,710)	8,636,293	8,731,875	8,871,672
Loans held for sale, at lower of cost or market	37,958	37,868	35,869
Total loans, net	8,674,251	8,769,743	8,907,541

Premises and equipment, net	155,608	159,151	161,016
Other real estate owned	139,159	142,888	146,801
Accrued interest receivable on loans and investments	45,984	44,891	48,697
Other assets	469,016	472,965	476,459
Total assets	$12,508,702	$12,714,370	$12,573,019

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,409,072	$1,422,346	$1,336,559
Interest-bearing deposits	7,815,947	8,012,434	8,001,565
Total deposits	9,225,019	9,434,780	9,338,124

Securities sold under agreements to repurchase	700,000	700,000	700,000
Advances from the Federal Home Loan Bank (FHLB)	455,000	455,000	455,000
Other borrowings	216,187	216,183	226,492
Accounts payable and other liabilities	126,043	159,240	159,269
Total liabilities	10,722,249	10,965,203	10,878,885

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation
value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares;
issued, 218,278,207 shares (March 31, 2016 - 218,089,106 shares
issued; December 31, 2015 - 216,051,128 shares issued)	21,828	21,809	21,605
Less: Treasury stock (at par value)	(115)	(108)	(96)

Common stock outstanding, 217,129,074 shares outstanding
(March 31, 2016 - 217,011,555 shares outstanding; December
31, 2015 - 215,088,698 shares outstanding)	21,713	21,701	21,509
Additional paid-in capital	928,900	927,454	926,348
Retained earnings	783,219	761,266	737,922
Accumulated other comprehensive income (loss)	16,517	2,642	(27,749)
Total stockholders' equity	1,786,453	1,749,167	1,694,134
Total liabilities and stockholders' equity	$12,508,702	$12,714,370	$12,573,019

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2016	2016	2015	2016	2015
Net interest income:
Interest income	$146,934	$150,831	$151,632	$297,765	$304,117
Interest expense	26,706	26,183	25,155	52,889	51,993
Net interest income	120,228	124,648	126,477	244,876	252,124
Provision for loan and lease losses	20,986	21,053	74,266	42,039	107,236
Net interest income after provision for
loan and lease losses	99,242	103,595	52,211	202,837	144,888

Non-interest income:
Service charges on deposit accounts	5,618	5,800	5,219	11,418	9,774
Mortgage banking activities	4,893	4,753	4,763	9,646	8,381
Net loss on investments and impairments	-	(6,679)	(13,097)	(6,679)	(13,253)
Gain on early extinguishment of debt	-	4,217	-	4,217	-
Bargain purchase gain	-	-	-	-	13,443
Other non-interest income	9,267	10,378	9,785	19,645	21,054
Total non-interest income	19,778	18,469	6,670	38,247	39,399

Non-interest expenses:
Employees' compensation and benefits	37,401	38,435	37,945	75,836	73,599
Occupancy and equipment	13,043	14,183	15,059	27,226	29,408
Business promotion	4,048	4,003	3,934	8,051	6,802
Professional fees	11,327	10,776	19,005	22,103	34,223
Taxes, other than income taxes	3,756	3,792	3,131	7,548	6,132
Insurance and supervisory fees	7,066	7,343	6,796	14,409	13,656
Net loss on other real estate owned operations	3,325	3,206	4,874	6,531	7,502
Other non-interest expenses	9,578	11,259	12,055	20,837	23,205
Total non-interest expenses	89,544	92,997	102,799	182,541	194,527

Income (loss) before income taxes	29,476	29,067	(43,918)	58,543	(10,240)
Income tax (expense) benefit	(7,523)	(5,723)	9,844	(13,246)	1,812

Net income (loss)	$21,953	$23,344	$(34,074)	$45,297	$(8,428)

Net income (loss) attributable to common stockholders	$21,953	$23,344	$(34,074)	$45,297	$(8,428)

Earnings (loss) per common share:

Basic	$0.10	$0.11	$(0.16)	$0.21	$(0.04)
Diluted	$0.10	$0.11	$(0.16)	$0.21	$(0.04)

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended				Six-Month Period Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
	2016	2016	2015		2016	2015
Condensed Income Statements:
Total interest income	$146,934	$150,831	$151,632		$297,765	$304,117
Total interest expense	26,706	26,183	25,155		52,889	51,993
Net interest income	120,228	124,648	126,477		244,876	252,124
Provision for loan and lease losses	20,986	21,053	74,266		42,039	107,236
Non-interest income	19,778	18,469	6,670		38,247	39,399
Non-interest expenses	89,544	92,997	102,799		182,541	194,527
Income before income taxes	29,476	29,067	(43,918)		58,543	(10,240)
Income tax (expense) benefit	(7,523)	(5,723)	9,844		(13,246)	1,812
Net income (loss)	21,953	23,344	(34,074)		45,297	(8,428)
Net income (loss) attributable to common stockholders	21,953	23,344	(34,074)		45,297	(8,428)

Per Common Share Results:
Net earnings (loss) per share - basic	$0.10	$0.11	$(0.16)		$0.21	$(0.04)
Net earnings (loss) per share - diluted	$0.10	$0.11	$(0.16)		$0.21	$(0.04)
Cash dividends declared	$-	$-	$-		$-	$-
Average shares outstanding	212,768	212,348	211,247		212,558	210,968
Average shares outstanding diluted	215,923	213,274	211,247		214,598	210,968
Book value per common share	$8.06	$7.89	$7.60		$8.06	$7.60
Tangible book value per common share (1)	$7.83	$7.66	$7.35		$7.83	$7.35

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.69	0.74	(1.06)		0.72	(0.13)
Interest Rate Spread (2)	3.88	4.10	4.13		3.99	4.12
Net Interest Margin (2)	4.13	4.34	4.33		4.24	4.32
Return on Average Total Equity	5.03	5.46	(8.06)		5.24	(1.00)
Return on Average Common Equity	5.14	5.57	(8.23)		5.35	(1.03)
Average Total Equity to Average Total Assets	13.78	13.60	13.19		13.69	13.16
Total capital	20.72	20.17	19.44		20.72	19.44
Common equity Tier 1 capital	17.12	16.60	16.37		17.12	16.37
Tier 1 capital	17.12	16.60	16.37		17.12	16.37
Leverage	12.34	12.20	11.94		12.34	11.94
Tangible common equity ratio (1)	13.65	13.13	12.61		13.65	12.61
Dividend payout ratio	-	-	-		-	-
Efficiency ratio (3)	63.96	64.98	77.21		64.47	66.73

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.64	2.65	2.45		2.64	2.45
Net charge-offs (annualized) to average loans	1.11	1.05	3.41	(4)	1.08	2.34	(4)
Provision for loan and lease losses to net charge-offs	85.11	89.06	94.23	(5)	87.05	99.19	(5)
Non-performing assets to total assets	6.05	5.80	5.12		6.05	5.12
Non-performing loans held for investment to total loans held for investment	6.74	6.41	5.12		6.74	5.12
Allowance to total non-performing loans held for investment	39.19	41.42	47.79		39.19	47.79
Allowance to total non-performing loans held for investment
excluding residential real estate loans	54.05	59.23	76.77		54.05	76.77

Other Information:
Common Stock Price: End of period	$3.97	$2.92	$4.82		$3.97	$4.82

1- Non-GAAP financial measure. See page 14 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 5 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-
recurring income and changes in the fair value of derivative instruments.
4- The ratio of net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.76% and 1.03% for the quarter and six-month period ended June 30, 2015, respectively.
5- The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of the bulk sale of assets, was 157.21% and 129.16% for the quarter and six-month period ended June 30, 2015, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2016	2016	2015	2016	2016	2015	2016	2016	2015

Interest-earning assets:
Money market & other short-term investments	$1,009,398	$850,782	$737,227	$1,271	$1,073	$510	0.51%	0.51%	0.28%
Government obligations (2)	747,760	699,760	633,300	6,006	5,478	5,430	3.23%	3.15%	3.44%
Mortgage-backed securities	1,380,043	1,389,806	1,508,831	9,898	12,277	10,297	2.88%	3.55%	2.74%
FHLB stock	31,140	31,284	25,435	350	348	257	4.52%	4.47%	4.05%
Other investments	1,727	1,470	818	2	1	-	0.47%	0.27%	0.00%
Total investments (3)	3,170,068	2,973,102	2,905,611	17,527	19,177	16,494	2.22%	2.59%	2.28%
Residential mortgage loans	3,307,788	3,321,582	3,321,269	45,261	45,388	46,310	5.50%	5.50%	5.59%
Construction loans	144,788	160,283	169,890	1,301	1,615	1,566	3.61%	4.05%	3.70%
C&I and commercial mortgage loans	3,664,699	3,720,615	3,838,121	38,818	40,978	40,493	4.26%	4.43%	4.23%
Finance leases	229,892	230,224	228,749	4,308	4,436	4,507	7.54%	7.75%	7.90%
Consumer loans	1,536,755	1,576,696	1,687,243	43,223	44,032	46,875	11.31%	11.23%	11.14%
Total loans (4) (5)	8,883,922	9,009,400	9,245,272	132,911	136,449	139,751	6.02%	6.09%	6.06%
Total interest-earning assets	$12,053,990	$11,982,502	$12,150,883	$150,438	$155,626	$156,245	5.02%	5.22%	5.16%

Interest-bearing liabilities:
Brokered CDs	$1,977,059	$2,076,816	$2,437,937	$5,847	$6,017	$6,039	1.19%	1.17%	0.99%
Other interest-bearing deposits	5,987,694	5,945,426	6,034,536	11,377	11,240	10,941	0.76%	0.76%	0.73%
Other borrowed funds	988,711	919,015	971,194	8,011	7,455	7,231	3.26%	3.26%	2.99%
FHLB advances	455,000	455,000	325,000	1,471	1,471	944	1.30%	1.30%	1.17%
Total interest-bearing liabilities	$9,408,464	$9,396,257	$9,768,667	$26,706	$26,183	$25,155	1.14%	1.12%	1.03%
Net interest income				$123,732	$129,443	$131,090
Interest rate spread							3.88%	4.10%	4.13%
Net interest margin							4.13%	4.34%	4.33%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliations.
2- Government obligations include debt issued by government-sponsored agencies.
3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4- Average loan balances include the average of non-performing loans.
5- Interest income on loans includes $2.4 million, $2.8 million and $2.5 million for the quarters ended June 30, 2016, March 31, 2016, and December 31, 2015, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1)/expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Six-Month Period Ended	2016	2015	2016	2015	2016	2015

Interest-earning assets:
Money market & other
short-term investments	$930,090	$774,782	$2,344	$1,047	0.51%	0.27%
Government obligations (2)	723,761	608,706	11,484	9,611	3.19%	3.18%
Mortgage-backed securities	1,384,924	1,530,197	22,175	22,798	3.22%	3.00%
FHLB stock	31,212	25,451	698	552	4.50%	4.37%
Other investments	1,599	590	3	-	0.38%	0.00%
Total investments (3)	3,071,586	2,939,726	36,704	34,008	2.40%	2.13%
Residential mortgage loans	3,314,685	3,221,513	90,649	89,792	5.50%	5.62%
Construction loans	152,535	170,967	2,916	3,098	3.84%	3.65%
C&I and commercial mortgage loans	3,692,656	3,901,416	79,796	82,321	4.35%	4.26%
Finance leases	230,058	229,520	8,744	9,118	7.64%	8.01%
Consumer loans	1,556,726	1,708,229	87,255	94,398	11.27%	11.14%
Total loans (4) (5)	8,946,660	9,231,645	269,360	278,727	6.05%	6.08%
Total interest-earning assets	$12,018,246	$12,171,371	$306,064	$312,735	5.12%	5.18%

Interest-bearing liabilities:
Brokered CDs	$2,026,937	$2,586,470	$11,864	$12,649	1.18%	0.99%
Other interest-bearing deposits	5,966,560	5,900,493	22,617	22,025	0.76%	0.75%
Other borrowed funds	953,863	1,051,132	15,466	15,441	3.26%	2.96%
FHLB advances	455,000	325,000	2,942	1,878	1.30%	1.17%
Total interest-bearing liabilities	$9,402,360	$9,863,095	$52,889	$51,993	1.13%	1.06%
Net interest income			$253,175	$260,742
Interest rate spread					3.99%	4.12%
Net interest margin					4.24%	4.32%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliation.
2- Government obligations include debt issued by government-sponsored agencies.
3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4- Average loan balances include the average of non-performing loans.
5- Interest income on loans includes $5.2 million for each of the six-month periods ended June 30,
2016 and 2015 of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2016	2016	2015	2016	2015

Service charges on deposit accounts	$5,618	$5,800	$5,219	$11,418	$9,774
Mortgage banking activities	4,893	4,753	4,763	9,646	8,381
Insurance income	1,542	3,269	1,522	4,811	4,544
Other operating income	7,725	7,109	8,263	14,834	16,510

Non-interest income before net loss on
investments, bargain purchase gain, and
gain on early extinguishment of debt	19,778	20,931	19,767	40,709	39,209

Net gain (loss) on sale of investments	-	8	-	8	-
OTTI on debt securities	-	(6,687)	(13,097)	(6,687)	(13,253)
Net loss on investments	-	(6,679)	(13,097)	(6,679)	(13,253)

Bargain purchase gain	-	-	-	-	13,443
Gain on early extinguishment of debt	-	4,217	-	4,217	-
	$19,778	$18,469	$6,670	$38,247	$39,399

Table 5 – Non-Interest Expenses

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2016	2016	2015	2016	2015

Employees' compensation and benefits	$37,401	$38,435	$37,841	$75,836	$73,495
Occupancy and equipment	13,043	14,183	15,059	27,226	29,290
Deposit insurance premium	5,742	6,060	5,405	11,802	11,175
Other insurance and supervisory fees	1,324	1,283	1,391	2,607	2,481
Taxes, other than income taxes	3,756	3,792	3,131	7,548	6,132
Professional fees:
Collections, appraisals and other credit related fees	2,898	2,381	3,777	5,279	7,209
Outsourcing technology services	4,937	4,768	4,789	9,705	9,493
Other professional fees	3,492	3,627	7,539	7,119	12,895
Credit and debit card processing expenses	3,274	3,282	3,945	6,556	7,902
Business promotion	4,048	4,003	3,660	8,051	6,365
Communications	1,725	1,808	2,045	3,533	3,653
Net loss on OREO operations	3,325	3,206	4,624	6,531	7,252
Loss on sale of certain OREOs included in the bulk sale	-	-	250	-	250
Bulk sale of assets related expenses	-	-	918	-	918
Acquisitions of loans/assumption of deposits from
Doral non-recurring expenses	-	-	2,562	-	4,646
Other	4,579	6,169	5,863	10,748	11,371
Total	$89,544	$92,997	$102,799	$182,541	$194,527

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	June 30,	March 31,	December 31,
	2016	2016	2015
Balance Sheet Data:
Loans, including loans held for sale	$8,908,705	$9,007,868	$9,148,251
Allowance for loan and lease losses	234,454	238,125	240,710
Money market and investment securities	2,406,857	2,311,000	2,299,520
Intangible assets	49,208	50,436	50,583
Deferred tax asset, net	299,291	307,599	311,263
Total assets	12,508,702	12,714,370	12,573,019
Deposits	9,225,019	9,434,780	9,338,124
Borrowings	1,371,187	1,371,183	1,381,492
Total preferred equity	36,104	36,104	36,104
Total common equity	1,733,832	1,710,421	1,685,779
Accumulated other comprehensive income (loss), net of tax	16,517	2,642	(27,749)
Total equity	1,786,453	1,749,167	1,694,134

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	June 30,	March 31,	December 31,
	2016	2016	2015

Residential mortgage loans	$3,323,844	$3,330,945	$3,344,719

Commercial loans:
Construction loans	137,406	146,129	156,195
Commercial mortgage loans	1,523,676	1,524,491	1,537,806
Commercial and Industrial loans	2,133,623	2,182,074	2,246,513
Commercial loans	3,794,705	3,852,694	3,940,514

Finance leases	230,025	230,801	229,165

Consumer loans	1,522,173	1,555,560	1,597,984
Loans held for investment	8,870,747	8,970,000	9,112,382
Loans held for sale	37,958	37,868	35,869
Total loans	$8,908,705	$9,007,868	$9,148,251

Table 8 – Loan Portfolio by Geography

(In thousands)	As of June 30, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,533,575	$322,740	$467,529	$3,323,844

Commercial loans:
Construction loans	46,879	58,246	32,281	137,406
Commercial mortgage loans	1,195,403	74,631	253,642	1,523,676
Commercial and Industrial loans	1,623,874	107,447	402,302	2,133,623
Commercial loans	2,866,156	240,324	688,225	3,794,705

Finance leases	230,025	-	-	230,025

Consumer loans	1,428,481	48,331	45,361	1,522,173
Loans held for investment	7,058,237	611,395	1,201,115	8,870,747

Loans held for sale	34,690	493	2,775	37,958
Total loans	$7,092,927	$611,888	$1,203,890	$8,908,705

(In thousands)	As of March 31, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,562,348	$325,326	$443,271	$3,330,945

Commercial loans:
Construction loans	61,178	61,756	23,195	146,129
Commercial mortgage loans	1,200,153	71,948	252,390	1,524,491
Commercial and Industrial loans	1,654,128	113,612	414,334	2,182,074
Commercial loans	2,915,459	247,316	689,919	3,852,694

Finance leases	230,801	-	-	230,801

Consumer loans	1,463,043	48,021	44,496	1,555,560
Loans held for investment	7,171,651	620,663	1,177,686	8,970,000

Loans held for sale	35,745	354	1,769	37,868
Total loans	$7,207,396	$621,017	$1,179,455	$9,007,868

(In thousands)	As of December 31, 2015
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,575,888	$327,976	$440,855	$3,344,719

Commercial loans:
Construction loans	63,654	69,874	22,667	156,195
Commercial mortgage loans	1,208,347	69,773	259,686	1,537,806
Commercial and Industrial loans	1,714,660	173,916	357,937	2,246,513
Commercial loans	2,986,661	313,563	640,290	3,940,514

Finance leases	229,165	-	-	229,165

Consumer loans	1,506,773	48,430	42,781	1,597,984
Loans held for investment	7,298,487	689,969	1,123,926	9,112,382

Loans held for sale	33,787	507	1,575	35,869
Total loans	$7,332,274	$690,476	$1,125,501	$9,148,251

Table 9 – Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,
	2016	2016	2015
Non-performing loans held for investment:
Residential mortgage	$164,399	$172,890	$169,001
Commercial mortgage	200,376	182,763	51,333
Commercial and Industrial	154,405	137,896	137,051
Construction	52,549	54,036	54,636
Consumer and Finance leases	26,465	27,351	30,752
Total non-performing loans held for investment	598,194	574,936	442,773

OREO	139,159	142,888	146,801
Other repossessed property	10,790	11,339	12,223
Total non-performing assets, excluding loans held for sale	$748,143	$729,163	$601,797

Non-performing loans held for sale	8,079	8,079	8,135
Total non-performing assets, including loans held for sale (1)	$756,222	$737,242	$609,932

Past-due loans 90 days and still accruing (2)	$143,811	$184,890	$163,197
Allowance for loan and lease losses	$234,454	$238,125	$240,710
Allowance to total non-performing loans held for investment	39.19%	41.42%	54.36%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	54.05%	59.23%	87.92%

(1) Purchased credit impaired loans of $169.7 million accounted for under ASC 310-30 as of June 30, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral
Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2016 of approximately $26.5 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10– Non-Performing Assets by Geography

(In thousands)	June 30,	March 31,	December 31,
	2016	2016	2015
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$141,089	$148,338	$147,975
Commercial mortgage	185,131	167,226	34,917
Commercial and Industrial	149,917	132,324	131,450
Construction	11,317	11,857	11,894
Finance leases	2,111	2,136	2,459
Consumer	22,534	23,379	26,329
Total non-performing loans held for investment	512,099	485,260	355,024

OREO	126,249	130,181	133,121
Other repossessed property	10,723	11,290	12,115
Total non-performing assets, excluding loans held for sale	$649,071	$626,731	$500,260
Non-performing loans held for sale	8,079	8,079	8,135
Total non-performing assets, including loans held for sale (1)	$657,150	$634,810	$508,395
Past-due loans 90 days and still accruing (2)	$139,179	$175,987	$154,915

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$16,508	$16,258	$14,228
Commercial mortgage	9,591	9,723	10,073
Commercial and Industrial	4,488	5,572	5,601
Construction	41,232	42,179	42,590
Consumer	478	474	471
Total non-performing loans held for investment	72,297	74,206	72,963

OREO	6,650	5,255	5,458
Other repossessed property	29	11	32
Total non-performing assets, excluding loans held for sale	$78,976	$79,472	$78,453
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$78,976	$79,472	$78,453
Past-due loans 90 days and still accruing	$4,632	$8,171	$8,173

United States:
Non-performing loans held for investment:
Residential mortgage	$6,802	$8,294	$6,798
Commercial mortgage	5,654	5,814	6,343
Construction	-	-	152
Consumer	1,342	1,362	1,493
Total non-performing loans held for investment	13,798	15,470	14,786

OREO	6,260	7,452	8,222
Other repossessed property	38	38	76
Total non-performing assets, excluding loans held for sale	$20,096	$22,960	$23,084
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$20,096	$22,960	$23,084
Past-due loans 90 days and still accruing	$-	$732	$109

(1) Purchased credit impaired loans of $169.7 million accounted for under ASC 310-30 as of June 30,
2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral
Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
(2) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2016 of approximately $26.5 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended				Six-Month Period Ended
(Dollars in thousands)	June 30,	March 31,	June 30,		June 30,	June 30,
	2016	2016	2015		2016	2015

Allowance for loan and lease losses, beginning of period	$238,125	$240,710	$226,064		$240,710	$222,395
Provision for loan and lease losses	20,986	21,053	74,266	(1)	42,039	107,236	(1)
Net (charge-offs) recoveries of loans:
Residential mortgage	(10,691)	(6,960)	(3,257)		(17,651)	(8,351)
Commercial mortgage	(1,404)	(529)	(40,213)	(2)	(1,933)	(43,943)	(2)
Commercial and Industrial	(1,238)	(3,479)	(21,869)	(3)	(4,717)	(25,764)	(3)
Construction	(369)	(74)	(2,083)	(4)	(443)	(2,481)	(4)
Consumer and finance leases	(10,955)	(12,596)	(11,390)		(23,551)	(27,574)
Net charge-offs	(24,657)	(23,638)	(78,812)	(5)	(48,295)	(108,113)	(5)
Allowance for loan and lease losses, end of period	$234,454	$238,125	$221,518		$234,454	$221,518

Allowance for loan and lease losses to period end total loans held for investment	2.64%	2.65%	2.45%		2.64%	2.45%
Net charge-offs (annualized) to average loans outstanding during the period	1.11%	1.05%	3.41%		1.08%	2.34%
Net charge-offs (annualized), excluding
charge-offs of $61.4 million related to
the bulk sale of assets in the second
quarter of 2015 to average loans
outstanding during the period	1.11%	1.05%	0.76%		1.08%	1.03%
Provision for loan and lease losses to net
charge-offs during the period	0.85x	0.89x	0.94x		0.87x	0.99x
Provision for loan and lease losses to net
charge-offs during the period, excluding
the impact of the bulk sale of assets in
the second quarter of 2015	0.85x	0.89x	1.57x		0.87x	1.29x

(1) Includes provision of $46.9 million associated with a bulk sale of assets.
(2) Includes net charge-offs totaling $37.6 million associated with a bulk sale of assets.
(3) Includes net charge-offs totaling $20.6 million associated with a bulk sale of assets.
(4) Includes net charge-offs totaling $3.3 million associated with a bulk sale of assets.
(5) Includes net charge-offs totaling $61.4 million associated with a bulk sale of assets.

Table 12 – Net Charge-Offs to Average Loans

	Year Ended
	June 30, 2016	December 31,		December 31,		December 31,		December 31,
	(annualized)	2015		2014		2013		2012

Residential mortgage	1.07%	0.55%		0.85%		4.77%	(7)	1.32%

Commercial mortgage	0.25%	3.12%	(1)	0.84%		3.44%	(8)	1.41%

Commercial and Industrial	0.44%	1.32%	(2)	2.27%	(5)	3.70%	(9)	1.25%

Construction	0.58%	1.42%	(3)	2.76%		15.11%	(10)	10.49%

Consumer and finance leases	2.64%	2.85%		3.46%		2.76%		1.92%

Total loans	1.08%	1.68%	(4)	1.84%	(6)	4.07%	(11)	1.76%

(1) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.
(2) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.40%.
(3) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.
(4) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.
(5) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral
Financial in the second quarter of 2014. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 2.08%.
(6) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral in the second quarter of 2014. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 1.77%.
(7) Includes net charge-offs totaling $99.0 million associated with a bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.
(8) Includes net charge-offs totaling $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.
(9) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.15%.
(10) Includes net charge-offs totaling $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.
(11) Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com